EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Kentucky First Federal Bancorp on Form S-8 (File No. 333-130243) of our report dated September 28, 2009, except for Notes A.20, H, J, and K as to which the date is September 30, 2010, on our audit of the consolidated financial statements of Kentucky First Federal Bancorp as of June 30, 2009, and for the year then ended, incorporated by reference in this Form 10-K of Kentucky First Federal Bancorp for the year ended June 30, 2010.

/s/ BKD, LLP

Cincinnati, Ohio
October 5, 2010